Exhibit 10.36

Non-Employee Director Compensation Summary

MCG Capital Corporation’s (the “Company’s”) non-employee directors are currently: (i) A. Hugh Ewing, III; (ii) Kim D. Kelly; (iii) Wallace B. Millner, III; (iv) Kenneth J. O’Keefe; and (v) Gavin Saitowitz. The compensation structure for the Company’s non-employee directors is as follows:

AWARD OF RESTRICTED STOCK UPON APPOINTMENT OR ELECTION

The SEC has granted an order authorizing us to award restricted shares of our common stock to our non-employee directors. Under the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan, which we refer to as the 2006 Director Plan, non-employee directors each receive an award of 7,500 shares of restricted stock at the beginning of each three-year term of service on our board of directors. Forfeiture provisions lapse as to one-third of the awarded shares each year over the three-year term. Awards of restricted stock under the 2006 Director Plan are automatic and may not be changed without further approval from the SEC.

PAYMENT OF RETAINER FEE; CHAIR AND COMMITTEE FEES; REIMBURSEMENT OF TRAVEL AND OTHER EXPENSES

During the year ended December 31, 2011, each non-employee director received an annual retainer of $85,000 for his or her service on our board of directors. Additional amounts were paid as follows:

Position	Additional Fees
Non-Employee Chairman of the Board*	$15,000
Audit Committee and Investment and Valuation Committee Chairs	$15,000
Compensation Committee and Nominating and Corporate Governance Committee Chairs	$10,000

Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Valuation Committee Members (in addition to fees paid for service as Non-Employee Chairman of the Board for service as Committee chairs)

$10,000/Committee

*	Richard W. Neu served as the non-employee Chairman of the Board until October 31, 2011 when he was appointed as the Company’s Chief Executive Officer.

All retainer amounts were paid quarterly during Fiscal 2011 in arrears. Non-employee directors also received reimbursement for reasonable travel and other expenses in connection with attending meetings of our board of directors during Fiscal 2011.